Exhibit 99.01

NaturalNano Secures Exclusive License Agreement with

U.S. Naval Research Laboratory

Patent Portfolio Expands Product Offering, Moves NNAN Into Controlled-Release Applications

ROCHESTER, N.Y. – Oct. 9, 2007 – NaturalNano, Inc. (OTCBB: NNAN) (FWB: N3N) (www.naturalnano.com), a developer of advanced nanomaterials and additive technologies, announced it has signed an exclusive licensing agreement with the U.S. Naval Research Laboratory (NRL) spanning multiple industries and broad patents in controlled-release nanomaterials. The agreement covers 10 patents and opens up an array of controlled-release applications for the Company across a broad range of multi-billion dollar market segments.

“This agreement is a great milestone for us. It represents another step in our strategic plan to commercialize products across a diverse range of markets and to solidify our position as a leader in advanced nanomaterials,” said Cathy Fleischer, Ph.D., President and Chief Technical Officer of NaturalNano. “The opportunity to take NRL’s research to market and capitalize on the potential inherent in controlled-release applications immediately multiplies our market potential.”

Under the exclusive license agreement, NaturalNano has been granted rights to patents in several fields, including cosmetics, fragrances, agriculture, electronics, and local drug delivery fields. The agreement bolsters NaturalNano’s industry-leading intellectual property portfolio in nanomaterials, bringing the Company’s total number of patents or pending applications, exclusively owned or licensed, to more than 25.

NaturalNano said the patents cover proprietary usage of nanotubes, including naturally occurring nanotubes found in halloysite (HNT™), which have a unique hollow-tube structure that allows chemicals, additives or other materials to be added to the inside of the tubes, creating a slow or controlled release of the material.

Controlled release offers significant advantages in such industries as cosmetics, where it can enhance products such as sun block to increase the length of protection, extend the life and aromatic properties of fragrances or improve the effectiveness of moisturizers and anti-aging material. The Company also noted potential in the diverse agrichemical industry, where there is demand for applications that enhance the effectiveness and duration of fertilizers and pesticides. The Company sees additional applications in the cleaning products, home goods and automotive industries, among others.

Fleischer concluded: “These patents enable us to leverage a truly groundbreaking technology and to be the first mover in this space. By commercializing products using these patents, we are able to develop additional partnerships that can accelerate and multiply the research and commercial product pipeline.”

Under the terms of the agreement, NaturalNano will bring the Navy’s licensed inventions to market in 11 industrial fields. Financial terms of the agreement are available on a Form 8-K, filed with the Securities and Exchange Commission (SEC) at www.sec.gov.

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Exhibit 99.01

NaturalNano – page 2 of 2

About NaturalNano, Inc.

NaturalNano, Inc. (OTCBB: NNAN) (FWB: N3N) is a materials science company focused on developing and commercializing advanced nanocomposite materials. Based in Rochester, NY, the Company is focused on additive technologies and processes, including its proprietary Pleximer™ polymer additive, that add value to industrial polymers, plastics and composites, as well as consumer and industrial products. NaturalNano holds and licenses over 30 patents and applications, as well as proprietary know-how for extraction and separation processes, compositions, and derivatives of Halloysite and other nanotubes. For more information, visit http://www.naturalnano.com

About the Naval Research Laboratory

Naval Research Laboratory is the corporate research laboratory for the Navy and Marine Corps and conducts a broad program of scientific research, technology and advanced development. NRL has served the Navy and the nation for over 80 years and continues to meet the complex technological challenges of today’s world.

Cautionary Statement Regarding Forward-Looking Statements: This press release may contain forward-looking statements regarding future events and future performance of NaturalNano that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of NaturalNano’s filings with the Securities and Exchange Commission. The most recent annual reports on Form 10-KSB and quarterly reports on Form 10-QSB filed by NaturalNano provide information about these factors, which may be revised or supplemented in future reports to the SEC on those forms or on Form 8-K. We caution investors not to place undue reliance on forward-looking statements, and we do not undertake any obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where expressly required by law.

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Contact:

Jeff Lambert, Patrick Kane

Lambert, Edwards & Associate

616.233.0500 / pkane@lambert-edwards.com